Independent Auditors' Consent

The Board of Trustees
Oppenheimer Growth Fund:

We consent to the use in this Registration Statement of Oppenheimer Growth Fund of our report dated September 22, 1998 included in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to our firm under the headings "Financial Highlights" appearing in the Prospectus which is also a part of such Registration Statement, and "Independent Auditor" appearing in the Statement of Additional Information.

                                          /s/ KPMG Peat Marwick LLP

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                                          KPMG Peat Marwick LLP

Denver, Colorado
December 21, 1998